AMENDMENT TO LOAN AND SECURITY AGREEMENT
AND WAIVER OF DEFAULTS

THIS AMENDMENT TO LOAN AND SECURITY AGREEMENT AND WAVIER OF DEFAULTS (this “Amendment”), dated as of February __, 2008, is entered into by and among Nutrition 21, Inc., a New York corporation, Nutrition 21, LLC, a New York limited liability company, Iceland Health, LLC a New York limited liability company (each a “Borrower” and collectively, “Borrowers”) and Gerber Finance Inc. (“Lender”).

RECITALS

Borrowers and Lender are parties to a Loan and Security Agreement dated June 30, 2007 (as amended from time to time, the “Loan Agreement”).

Borrower has requested that certain amendments be made to the Loan Agreement and that Lender waive certain Events of Default arising under the Loan Agreement, which Lender is willing to make and do pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1. Definitions. Capitalized terms used in this Amendment have the meanings given to them in the Loan Agreement unless otherwise specified.

2. Amendments. Upon the terms and subject to the conditions set forth in this Amendment, the Loan Agreement is hereby amended as follows:

(a) The following defined term in Section 1(a) is amended to provide as follows:

“Maximum Revolving Amount” means Two Million Dollars ($2,000,000).

(b) The following defined terms are inserted in the appropriate alphabetical order in Section 1(a):

“EBITDA” means, with respect to any Person, for any period (a) the Net Income (Loss) of such Person for such period plus (b) the sum of, in each case to the extent included in the calculation of such Net Income (Loss) but without duplication, (i) any provision for income taxes or other taxes measured by net income, (ii) interest expense, amortization of debt discount and commissions and other fees and charges associated with indebtedness, (iii) any loss from extraordinary items, (iv) any depreciation, depletion and amortization expense, (v) any aggregate net loss on the sale of property outside the ordinary course of business and (vi) any other non-cash expenditure, charge or loss for such period and minus (c) the sum of, in each case to the extent included in the calculation of such Net Income (Loss) and without duplication, (i) any credit for income taxes or other taxes measured by net income, (ii) any interest income, (iii) any gain from extraordinary items and any other non-recurring gain, (iv) any aggregate net gain from the sale of property out of the ordinary course of business by such Person and (v) any other non-cash gain.

“Iceland Health Direct Response” means the division of Iceland Health, LLC known as Iceland Health Direct Response.

“Net Income (Loss)” means, with respect to any Person, for any period, the consolidated net income (loss) after all expenses and taxes of such Person for such period.

(c) Section 13 is amended to provide as follows

“13. Financial Covenants.

(a) Borrowers and their Subsidiaries shall not at any time permit their Tangible Net Worth on a consolidated to be less negative than ($8,200,000).

(b) The consolidated liabilities of Borrowers and their subsidiaries at the end of each month shall not exceed two times the net worth of Borrowers and their Subsidiaries on a consolidated basis.

(c) Iceland Health Direct Response shall achieve gross revenues of at least $5,000,000 for each fiscal quarter.

(d) Borrower and its Subsidiaries shall not incur a Net Loss in any fiscal quarter commencing with the fiscal quarter ending September 30, 2008 and each fiscal quarter end thereafter.

(e) Borrowers and their Subsidiaries on a consolidated basis shall achieve EBITDA of at least $1,250,000 for the fiscal quarter ending June 30, 2008.”

3. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Loan Agreement shall remain in full force and effect.

4. Waiver of Defaults. Upon the terms and subject to the conditions set forth in this Amendment, Lender hereby waives the Events of Default arising solely from (a) the failure of Borrowers to maintain a Tangible Net Worth of at least ($5,000,000) for the periods ending on and prior to December 31, 2007 and (b) Borrowers having a loss greater than $3,000,000 for the six month period ending December 31, 2007. This foregoing waiver shall be effective only in this specific instance and for the specific purpose for which it is given, and this waiver shall not entitle any Borrower to any other or further waiver in any similar or other circumstances.

5. Amendment Fee. Borrowers shall pay Lender as of the date hereof a fully earned, non-refundable fee in the amount of $60,000 in consideration of Lender’s execution and delivery of this Amendment.

6. Conditions Precedent. This Amendment, and the waiver set forth in Paragraph 4 hereof. shall be effective when Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to Lender in its sole discretion:

(a) A Certificate of the Secretary of each Borrower certifying as to (i) the resolutions of the board of directors of each Borrower approving the execution and delivery of this Amendment, (ii) the fact that the articles of incorporation or formation and bylaws or operating agreement of each Borrower, which were certified and delivered to Lender pursuant to the Secretarial Certificate of each Borrower’s secretary or assistant secretary dated June 30, 2007 continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of each Borrower who have been certified to Lender, pursuant to the Secretarial Certificate of each Borrower’s secretary or assistant secretary dated June 30, 2007, as being authorized to sign and to act on behalf of each Borrower continue to be so authorized or setting forth the sample signatures of each of the officers and agents of each Borrower authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of each Borrower;

(b) Payment of the fee described in Paragraph 5 of this Amendment; and

(c) Receipt by Lender in Lender’s account of $1,000,000 in cash to be held as collateral security for the Obligations in accordance with Section 7 of this Amendment.

7. Post Amendment Items. On the date of this Amendment, Borrowers shall have deposited with Lender as cash collateral for the Obligations cash in the amount of $1,000,000. Borrowers hereby grant Lender a Lien in such cash to be held as security for the Obligations. No later than February 15, 2008, Borrowers shall deliver to Lender (a) evidence that Borrowers have established a Deposit Account owned by a Borrower (the “Pledged Account”), which Pledged Account shall be free and clean of all Liens except those in favor of Lender, (b) Borrowers shall have instructed Lender to deposit the $1,000,000 in cash collateral into such Deposit Account and (c) each of the following documents, in form and substance satisfactory to Lender, duly executed by all parties thereto: (i) an agreement among Borrowers, Lender and the financial institution which maintains the Pledged Account effective to grant “control” (as defined under the applicable UCC) over Pledged Account to Lender; (ii) a pledge agreement executed by the applicable Borrowers pursuant to which Lender is granted a Lien on the Pledged Account to secure the Obligations. Each Borrower acknowledges and agrees that its failure to satisfy the requirements set forth in this paragraph 7 within the applicable time limit shall, in each event, constitute an Event of Default under the Loan Agreement.

8. Representations and Warranties. Each Borrower hereby represents and warrants to Lender as follows:

(a) Such Borrower has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments has been duly executed and delivered by such Borrower and constitute the legal, valid and binding obligation of Borrower, enforceable in accordance with its terms.

(b) The execution, delivery and performance by such Borrower of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to such Borrower, or the articles of incorporation or formation or by-laws or operating agreement of such Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which such Borrower is a party or by which it or its properties may be bound or affected.

(c) All of the representations and warranties contained in the Loan Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

9. References. All references in the Loan Agreement to “this Agreement” shall be deemed to refer to the Loan Agreement as amended hereby; and any and all references in the Ancillary Agreement to the Loan Agreement shall be deemed to refer to the Loan Agreement as amended hereby.

10. No Other Waiver. Except as otherwise provided in Paragraph 4 hereof, the execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Loan Agreement or a waiver of any breach, default or event of default under any Ancillary Agreement, whether or not known to Lender and whether or not existing on the date of this Amendment.

11. Release. Each Borrower hereby absolutely and unconditionally releases and forever discharges Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which such Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

12. Costs and Expenses. Each Borrower hereby reaffirms its agreement under the Loan Agreement to pay or reimburse Lender on demand for all costs and expenses incurred by Lender in connection with the Loan Agreement and the Ancillary Agreements, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, Borrowers, jointly and severally, specifically agree to pay all fees and disbursements of counsel to Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. Each Borrower hereby agrees that Lender may, at any time or from time to time in its sole discretion and without further authorization by Borrower, make a loan to Borrower under the Loan Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses and the fee required under Paragraph 5 of this Amendment.

13. Governing Law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

14. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

15. Counterparts; Facsimile. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

GERBER FINANCE INC.	NUTRITION 21, INC.

By: Name: Title:	By: Name: Title:

NUTRITION 21, LLC	ICELAND HEALTH, LLC

By: Name: Title:	By: Name: Title: